                                                                    EXHIBIT 10.9

               FISCAL YEAR 2004 BIOMEASUREMENT DIVISION BONUS PLAN
                      OF HUTCHINSON TECHNOLOGY INCORPORATED

Hutchinson Technology Incorporated ("HTI") has a bonus plan that covers an executive officer and certain other management-level employees of its BioMeasurement Division. The decision to pay out bonuses is made annually by the Compensation Committee of HTI's Board of Directors. The Committee's decision is based primarily on the BioMeasurement Division's attainment of a number of annual goals for the fiscal year, as well as other factors that may be considered at the Committee's discretion. Bonuses are paid in cash in the first quarter of the following fiscal year.

                                       29